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                                                                     EXHIBIT 5.1








                                February 4, 1997



Sinter Metals, Inc.
Terminal Tower
50 Public Square - Suite 3200
Cleveland, Ohio  44113

                           Re: 2,530,000 Shares of Class A Common Stock, par value $.001 per share, of Sinter Metals, Inc. to be offered by Sinter Metals, Inc.
                                    -------------------------------------------

Gentlemen:

                  We are acting as counsel for Sinter Metals, Inc., a Delaware Corporation (the "Corporation"), in connection with the issuance and sale of up to 2,530,000 shares of Class A Common Stock, par value $.001 per share, of the Corporation (the "Common Stock"), including 330,000 shares of Common Stock which may be sold pursuant to an over-allotment option granted by the Corporation to the Underwriters (as defined below), in accordance with the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Corporation, Salomon Brothers Inc, Morgan Stanley & Co. Incorporated and McDonald & Company Securities, Inc., as representatives of the Underwriters named therein (the "Underwriters") with respect to the Common Stock.

                  In our capacity as counsel to the Corporation, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that, subject to due authorization of the specific terms of the sale of the Common Stock by the Pricing Committee of the Board of Directors of the Corporation, the Common Stock will be duly authorized and, when issued and delivered by the Corporation to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration as provided therein (and provided the consideration received by the Corporation is at least equal to the par value of such shares), will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-18767) filed by the Corporation to effect registration of the Common Stock under the Securities Act of 1933, and to the reference to us under the caption "Legal Matters" in the Prospectus comprising a part of such Registration Statement.

                                        Very truly yours,



                                        Jones, Day, Reavis & Pogue